UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 5, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 2.  Acquisition or Disposition of Assets

(a)    LabOne, Inc. ("LabOne"), through its subsidiary, LabAlliance, Inc. ("LabAlliance"), acquired substantially all of the assets of the core laboratory operations of The Health Alliance of Greater Cincinnati (the "Health Alliance"). The acquisition was completed on January 5, 2004, effective on January 3, 2004. The acquisition was made pursuant to an Asset Purchase Agreement dated November 28, 2003, as amended ("Purchase Agreement"), between LabOne and the Health Alliance, for itself and on behalf of the six hospitals affiliated with the Health Alliance and certain other affiliated entities.

The core laboratory operations acquired by LabAlliance provide outreach laboratory testing services for physicians in the Greater Cincinnati area and reference laboratory testing services for the six hospitals affiliated with the Health Alliance. These testing services include automated testing, flow cytometry, microbiology, immunology, toxicology, pathology and cytology. In addition to the acquisition of the core laboratory operations, LabAlliance and the Health Alliance executed long-term service agreements for LabAlliance to provide reference testing to the Health Alliance hospitals, and management of their six immediate response laboratories.

The purchased assets consist of substantially all of the assets used in the core laboratory operations of the Health Alliance, including rights under transferable customer and other contracts, leasehold interests, inventory, equipment, motor vehicles, databases and certain intangible assets (the "Purchased Assets"), but excluding cash, accounts receivable, certain software used in the core laboratory operations, assets relating solely to the immediate response laboratories maintained by the Health Alliance hospitals and certain other assets.

LabAlliance acquired the Purchased Assets and the agreements of the Health Alliance entities for $38.5 million in cash, before post-closing adjustments as provided in the Purchase Agreement. The aggregate consideration has been increased by $3.9 million pursuant to the post-closing adjustments. The purchase price was determined as a result of arm's length negotiations between senior management of LabOne and the Health Alliance.

LabOne financed the acquisition through its existing revolving credit facility and advanced the funds to LabAlliance. The credit facility is co-led by J.P. Morgan Securities Inc. and Wachovia Securities, Inc., and includes commitments from Bank of America, N.A., U.S. Bank, N.A., Wells Fargo Bank, N.A., Citibank, N.A., National City Bank of Kentucky, Commerce Bank, N.A. and The Northern Trust Company. The credit facility was recently increased from $100 million to $150 million.

To the knowledge of LabOne, at the time of the acquisition there were no material relationships between LabOne or any of its affiliates, any director or officer of LabOne, or any associate of such director or officer, on the one hand, and the Health Alliance, on the other hand. Certain management employees of the core laboratory operations of the Health Alliance became employees of LabAlliance at the time of the acquisition and will receive up to 10% in the aggregate of its shares of common stock.

The terms and conditions of the acquisition of the assets are contained in the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The foregoing description of the terms and conditions of the Purchase Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the Purchase Agreement.

(b)    Certain of the Purchased Assets constitute plant, equipment and other physical property, which were used in the core laboratory operations of the Health Alliance, and LabAlliance intends to continue such use.

Item 7. Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired

Any financial statements that must be filed will be filed by amendment not later than 60 days after the date this 8-K must be filed.

(b)    Pro Forma Financial Information

Any pro forma financial information that must be filed will be filed by amendment not later than 60 days after the date this 8-K must be filed.

(c)    Exhibits

2.1    Asset Purchase Agreement dated November 28, 2003 by and between LabOne, Inc. and the Health Alliance, for itself and on behalf of certain affiliated entities identified therein, including Amendment No. 1 to the Purchase Agreement dated December 31, 2003.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: January 20, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer

EXHIBIT INDEX

Assigned Exhibit Number	Description of Exhibit
2.1	Asset Purchase Agreement dated November 28, 2003 by and between LabOne, Inc. and the Health Alliance, for itself and on behalf of certain affiliated entities identified therein, including Amendment No. 1 to the Purchase Agreement dated December 31, 2003.